Exhibit 99.1

May 1, 2012

Alliance Data’s Epsilon Signs New Agreement with
Canadian Tire Corporation

Epsilon to Provide Loyalty Marketing Services in Support of
Canadian Tire ‘Money’ Advantage

Alliance Data’s Epsilon business announced today that it has signed a new multi-year agreement with Canadian Tire Corporation, one of Canada’s most-shopped general retailers and the country’s largest sporting goods retailer, with more than 1,700 retail and gasoline outlets from coast-to-coast.

Under the terms of the agreement, Epsilon will host the electronic platform for Canadian Tire 'Money' Advantage program, a customer rewards program which enables customers to earn points on eligible purchases and collect exclusive bonus points on products weekly in flyer and in store. Points can be redeemed for more than 90,000 products at Canadian Tire stores or donated to Canadian Tire Jumpstart or other eligible community groups.

The Canadian Tire 'Money' Advantage program launched as an electronic pilot program in mid February, initially available only in Nova Scotia’s 21 Canadian Tire stores and eight gas bars. Customers can still collect Canadian Tire “Money” in paper form as it has existed for 54 years.

Epsilon will keep track of the rewards earned electronically and provide the points engine to help customers redeem rewards in real-time at the point-of-sale. Epsilon will provide analytics and reporting support to help Canadian Tire create the strongest loyalty experience possible for their customer rewards members.

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